Exhibit 99.2

NEWS RELEASE

April 5, 2005	Contact:	Scott R. Royster, EVP & CFO
FOR IMMEDIATE RELEASE		301-429-2642

RADIO ONE, INC. ANNOUNCES

2005 First Quarter Results Conference Call

and Guidance Update

Washington, DC - Radio One, Inc. (NASDAQ: ROIAK and ROIA) will be holding a conference call for investors, analysts and other interested parties to discuss its results for the first fiscal quarter of 2005. The conference call is scheduled for Thursday, May 5, 2005 at 10:00 a.m. Eastern Time. Interested parties should call 612-332-1025 approximately ten minutes prior to the scheduled time of the call and reference the “Radio One 2005 First Quarter Results Conference Call.” The conference call will be recorded and made available for replay from 1:30 p.m. the day of the call until 11:59 p.m. Eastern Time the following day. Interested parties may listen to the replay by calling 320-365-3844.

Access to live audio and a replay of the conference call will also be available on Radio One’s corporate website at www.radio-one.com. The replay will be made available on the website for seven business days after the call.

For the second time in under a month, the Company is revising upwards its guidance for the first quarter of 2005. The Company now expects to report first quarter net broadcast revenue growth of 5-6% and station operating income growth in the mid-single digit percentage range. This guidance excludes the financial results of Reach Media, Inc. Commenting on this revision, Scott R. Royster, the Company’s Executive Vice President and CFO stated, “The last two weeks of March were two of the strongest last two weeks of a month we have seen in a long, long time. Radio One saw its net broadcast revenue (before taking into account the impact of its acquisition of Reach Media) grow in excess of 10% in March, capping off a successful first quarter. We feel good about our prospects based on current business conditions.”

Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2004 net broadcast revenue) and the largest company that primarily targets African-American and urban listeners. Radio One owns and/or operates 69 radio stations located in 22 urban markets in the United States and reaches more than 13 million listeners every week. Radio One also owns approximately 36% of TV One, LLC (www.tvoneonline.com), an African-American targeted cable network, which is a joint venture with Comcast Corporation and DIRECTV. Additionally, Radio One programs “XM 169 The POWER” on XM Satellite Radio and recently acquired 51% of Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner, a leading urban media personality.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations and agreed upon conditions to closing. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

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